Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp’s Flowstar Technologies Launches Proprietary IFMWorks
SCADA Web-based Hosting Solution

IFMWorks web based solution intended to provide increased re-occurring revenue to Wescorp

HOUSTON, Texas and CALGARY, Alberta (Thursday July 10, 2008) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, is pleased to announce that Flowstar Technologies, a wholly-owned subsidiary, has launched its proprietary IFMWorks web-enabled hosting solution. IFMWorks system is designed to be used in a wide range of flow measurement and production data applications. It has the ability to collect data from remote locations and display it in near real time on any computer with internet access. The system is capable of gathering data from non-proprietary Electronic Flow Meters (EFM), and seamlessly transmitting it to a central server using radio, cellular or satellite resulting in a cost-effective communications package for the customer. IMFWorks solution can be integrated into any non-proprietary oil or gas field measurement equipment that currently exists in production applications. The new solution provides operations personnel with a complete field overview to prioritize their daily tasks and increase productivity. This application truly links the wellhead to the desktop computer reducing operational costs and increasing reporting accuracy and efficiency for the customer.

Doug Biles, President and CEO of Wescorp commented, “the IFMWorks technology provides our customers with a complete turn key solution providing accurate and precise metering and measuring, specialized communications equipment, project management and installation. The monthly fees associated with the collection and management of production data will significantly enhance Wescorp’s reoccurring revenue model. Contracts are in the final stages of being completed and will be announced shortly.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:	Media contact:
David Jones	Virginia Brooks
Wescorp Energy, Inc.	for Wescorp Energy, Inc.
Toll Free: 1.877.247.1975	Direct: 1.903.532.9714
Direct: 1.705.845.0933	virginia@brooksandassociatespr.com
Email: djones@wescorpenergy.com